POWER OF ATTORNEY

BY THIS DEED I, Tobias Caldwell, a director of CSCAS Fund Limited (the “Company”), hereby appoint Jerry Szilagyi, Jennifer Bailey, Erik Naviloff, Michael Wible, Donald Mendelsohn, and JoAnn Strasser as an “Attorney,” and together the “Attorneys,” jointly and each of them severally to be my attorney and attorneys and in my name on behalf of myself in my capacity as a director of the Company to execute and file any amendment or amendments to the registration statement of Mutual Fund Series Trust, a business trust organized under the laws of the State of Ohio (file Nos. 333-132541, 811-21872) and to do and perform all and every act and thing whatsoever requisite and necessary in connection with the foregoing.

I RATIFY AND CONFIRM and agree to ratify and confirm whatsoever each Attorney shall lawfully do or cause to be done in exercise or purported exercise of the powers conferred by this Deed.

This Deed shall be construed in accordance with and governed by the laws of the Cayman Islands.

I hereby declare that any person or persons or company or companies dealing with the Attorney or Attorneys shall not be concerned to see or enquire as to the propriety or expediency of any act, deed, matter, or thing that the Attorney or Attorneys may do or perform in my name in exercise or purported exercise of the powers conferred by this Deed.

IN WITNESS WHEREOF this Power of Attorney has been executed and unconditionally delivered as a deed this 16th day of August, 2017.

EXECUTED AND UNCONDITIONALLY DELIVERED AS A DEED

by:	in the presence of:

_/s/Tobias Caldwell__	_/s/Jennifer Bailey__
Tobias Caldwell	Witness Name: Jennifer Bailey

4826-3541-5375.1